FOR IMMEDIATE RELEASE

JMG Exploration Inc. Signs Non-Binding Letter of Intent

to Acquire Ad-Vantage Networks, Inc.

.

Pasadena, California - April 20, 2012– The Board of Directors of JMG Exploration Inc., (“JMG” or the “Company”) (OTCBB:JMGE) announced today that the Company has entered into a            non-binding letter of intent to acquire Ad-Vantage Networks, Inc., a development stage corporation that is engaged in digital advertising service technology.

On completion of the proposed transaction:

•

Ad-Vantage will become a wholly owned subsidiary of JMG Exploration;

•

JMG will seek to implement a one-for-two reverse stock split:

•

JMG will extend its three classes of warrants ($4.25, $5.00 and $6.00) for a period of 18 months from the closing of the transaction;

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JMG will cause the officers and directors of Ad-Vantage to become officers and directors of JMG Exploration; and

•

JMG will have a board of directors that will consist of five persons, two of whom will be designated by Ad-Vantage, two by JMG and one independent director to be mutually designated by the parties.

The acquisition will result in the current stockholders of JMG owning approximately 12.9% of the Company on a fully diluted basis and the security holders of Ad-Vantage, together with certain new investors, option holders and warrant holders owning the balance.

In announcing the proposed acquisition, Justin Yorke, CEO of JMG commented, “We are very pleased to offer our shareholders the opportunity to participate in a forward looking technology that addresses new methods for focused internet Ad delivery.”

The transaction is subject to a 90 day due diligence period, the entry into definitive agreements and other customary conditions. No assurance can be given that the transaction between JMG and Ad-Vantage can or will be completed.

JMG Exploration News Release

April 20, 2012

About JMG Exploration:

JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July, 16, 2004, explores for oil and natural gas in the United States.

About Ad-Vantage:

Ad-Vantage Networks is a digital advertising technology company that offers internet access providers with proprietary networks new streams of revenues.  In 2011, Internet advertising revenue in the United States jumped 22 percent to $31.7 billion setting a record high, and mobile advertising increased 149 percent to $1.6 billion in 2011.

Ad-Vantage Networks, Inc. is a Delaware corporation incorporated in July 2010 and is headquartered in Glendale, California.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities of JMG in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the JMG may not proceed as contemplated, particularly if any conditions to closing are not satisfied, and by all other matters specified in JMG's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. JMG does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the JMGs filings with the Securities and Exchange Commission, including its most recent periodic report.

For further information contact:

JMG Exploration, Inc.

Justin Yorke, CEO

(626) 310-0482

Joe Skeehan, Chairman

(626) 585-9555